                                                                     EXHIBIT 2.1

                          SECURITIES PURCHASE AGREEMENT

                                  by and among

                              SL INDUSTRIES, INC.,

                          SL INDUSTRIES VERTRIEB GMBH,

                                       and

                              DCX-CHOL HOLDING GMBH

                           DCX-CHOL ENTERPRISES, INC.

                             CHOL ENTERPRISES, INC.

                                   dated as of

                                 January 3, 2003

                          SECURITIES PURCHASE AGREEMENT

            This SECURITIES PURCHASE AGREEMENT (this  "Agreement"),  dated as of
January  ___,  2003,  is by and  among SL  Industries  Vertrieb  GmbH,  a German corporation registered with the Commercial Register in Ingolstadt, Germany under
HRB 3181 ("Vertrieb" or "Seller") and SL Industries, Inc. ("SL Industries"),  on
the one hand, and DILIGENTIA Vierundachtzigste  Vermoegensverwaltungs-GmbH  (the
name of  which is to be  changed  to  DCX-Chol  Holding  GmbH on the  basis of a notarized shareholders'  resolution as of January 3, 2003), a German corporation registered with the Commercial Register in Cologne, Germany under HRB 48027 (the
"Purchaser"),  DCX-Chol Enterprises,  Inc., a Colorado corporation  ("DCX-Chol")
and Chol Enterprises,  Inc., a California  corporation ("Chol Enterprises"),  on the other hand.

            WHEREAS,  SL Industries owns all of the issued and outstanding stock of SL Delaware, Inc., a Delaware corporation ("SL Delaware");

            WHEREAS,  SL Delaware  owns the sole limited  partnership  interests
(Kommanditanteil)  in, and is the sole limited  partner of SL Holding GmbH & Co.
KG, a German limited  partnership  registered  with the  Commercial  Register in
Ingolstadt, Germany under HRA 1455 ("KGH");

            WHEREAS,  KGH owns all of the issued and  outstanding  capital stock
(Geschaftsanteile) of Vertrieb, which corporation is the sole general partner of
KGH;  Vertrieb  owns  all  of  the  issued  and  outstanding  Capital  Stock  of
Elektro-Metall Export GmbH, a German corporation  registered with the Commercial
Register in  Ingolstadt,  Germany under HRB 201 ("EME"),  and EME owns 96.67% of the issued and outstanding Capital Stock of Elektro-Metall Paks KFT, a Hungarian
corporation ("Paks") (each of SL Delaware,  KGH, Vertrieb, EME and Paks shall be referred to herein as an "EME Entity," and the EME Entities  collectively  shall be referred to herein as the "EME Group"); and

            WHEREAS,  the  Purchaser  desires  to  acquire  from  Vertrieb,  and
Vertrieb  desires to sell to the  Purchaser,  all of the Capital Stock of EME in accordance with and subject to the terms and conditions of this Agreement;

            NOW,  THEREFORE,  in consideration of the foregoing premises and the mutual representations,  warranties,  covenants and agreements herein contained, the Parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

            1.1. Definitions. The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement.

            "Accountants"   shall  mean  Grant   Thornton  LLP,  or  such  other
accountants mutually determined by the Parties.

            "Affiliate"   shall  have  the  meaning  set  forth  in  Rule  12b-2
promulgated under the Exchange Act.

            "Affiliate Agreements" shall have the meaning ascribed thereto in
Section 3.2.

            "Agreement" shall have the meaning set forth in the preamble hereto.

            "AktG" shall have the meaning set forth in Section 4.5 hereof.

            "Annual  Financial  Statements"  shall have the meaning set forth in
Section 3.6 hereof.

            "Basler  Agreement"  shall  have the  meaning  ascribed  thereto  in
Section 2.4 hereof.

            "Business  Day" shall include any day other than a Saturday,  Sunday or other day on which banking institutions in Los Angeles are authorized by law, regulation or executive order to remain closed.

            "Capital   Stock"   shall  mean  the  capital   stock  issued  by  a
corporation,  or equivalent  interest in any other Person,  including all voting and non-voting capital stock, Voting Rights or equivalent interest.

            "Chol  Enterprises"  shall have the meaning  ascribed thereto in the preamble.

            "Closing"  shall have the  meaning  ascribed  thereto in Section 2.2 hereof.

            "Closing  Date" shall have the meaning  ascribed  thereto in Section
2.2 hereof.

            "Closing  Documents"  shall  have the  meaning  ascribed  thereto in
Section 2.2 hereof.

            "Closing Documents Releases" shall have the meaning ascribed thereto in Section 2.2 hereof.

            "Confidential  Information"  shall have the meaning ascribed thereto in Section 5.8(a) hereof.

            "Confirmation of Execution and Notarization"  shall have the meaning ascribed thereto in Section 2.2 hereof.

            "Consents"  shall have the meaning  ascribed  thereto in Section 3.5 hereof.

            "Contract"   shall  mean  any  contract,   agreement,   arrangement,
commitment,  guaranty,  lease,  indenture,  mortgage,  note, bond,  encumbrance,
license,  government  registration,   franchise,  permit  or  other  instrument,
including,  without  limitation,  any  written,  oral or  unwritten  amendments, waivers or legally binding understandings with respect thereto.

            "Damages"  shall  have  the  meaning  ascribed  thereto  in  Section
8.3(f)(ii) hereof.

            "Datron" shall mean Datron Inc. and its successors and assigns.

            "Disclosure  Schedule" shall mean the Disclosure  Schedule  attached hereto as Annex I, dated as of the date  hereof,  delivered in  connection  with this Agreement.

            "Down Payment" shall have the definition ascribed thereto in Section
2.3(a).

            "Due Date" shall have the meaning ascribed thereto in Section 5.6(b)
hereof.

            "EME"  shall  have the  meaning  ascribed  thereto  in the  preamble hereof.

            "EME  Additional  Tax Payment" shall mean (i) the payment that would have been due by EME to the German tax authorities for the year 2002 if EME were not a party to the Profit and Loss Agreement, minus (ii) the EME Payment.

            "EME Entity" shall have the meaning ascribed thereto in the preamble hereof.

            "EME Group" shall have the meaning  ascribed thereto in the preamble hereof.

            "EME  Payment"  shall mean the payment of taxes by EME to the German tax  authorities  that was made on account of the calendar year ending  December
31,  2002 in the  aggregate  amount  of  255,286.12  Euros  for  income  tax and
223,160.00 Euros for trade tax.

            "Environmental  Claim" shall mean any claim, action,  demand, order, or  notice by or on  behalf  of,  any  Governmental  Entity  or Person  alleging potential  liability arising out of, based on or resulting from the violation of any Environmental Law or permit or relating to any Hazardous Materials.

            "Environmental  Laws" shall mean all foreign,  Federal,  state,  and local laws and  regulations  that are  applicable to EME and/or Paks relating to
Releases or threatened  Releases of Hazardous Materials or otherwise relating to pollution or protection of the environment, health, safety or natural resources, including,  without limitation, those relating to (A) the Releases or threatened releases of Hazardous Materials or materials  containing  Hazardous Materials or
(B)  the  manufacture,  generation,  handling,  treatment,  storage,  transport, disposal or handling of Hazardous  Materials or materials  containing  Hazardous
Materials.

            "Environmental  Permits" shall have the meaning  ascribed thereto in
Section 3.16 hereof.

            "Escrow Agent" shall mean Olshan Grundman Frome Rosenzweig & Wolosky
LLP.

            "Escrow  Agreement"  shall mean that certain Escrow Agreement by and among the Parties and the Escrow Agent, dated as of the date hereof, in the form attached hereto as Exhibit "A".

            "Exchange  Act" shall mean the  Securities  Exchange Act of 1934, as amended.

            "Financial  Statements"  shall have the meaning  ascribed thereto in
Section 3.6 hereof.

            "GAAP" means United States generally accepted accounting  principles as in effect on the date or for the period with respect to which such principles are applied.

            "German  Accounting  Standards"  shall  have  the  meaning  ascribed thereto in Section 3.6 hereof.

            "Governmental  Entity"  shall have the  meaning set forth in Section
3.5 hereof.

            "Guaranty"  shall  have the  meaning  ascribed  thereto  in  Section
2.3(b).

            "Hazardous  Materials"  means  all  substances,  matters  and  other particles defined or listed as "hazardous" or "toxic" under  Environmental  Laws or are otherwise subject to or regulated by Environmental Laws.

            "Hungarian   Accounting   Standards"  means  the  Hungarian  general
principles for audits and economic examiners in effect for the relevant year.

            "Insurance  Policies"  shall have the  meaning  set forth in Section
3.15 hereof.

            "Intellectual  Property  Rights" shall have the meaning set forth in
Section 3.14(b) hereof.

            "Interim  Financial  Statements"  shall  have the  meaning  ascribed thereto in Section 3.6 hereof.

            "Inventory"  shall have the meaning ascribed thereto in Section 3.21 hereof.

            "KGH"  shall  have the  meaning  ascribed  thereto  in the  preamble hereof.

            "Law" shall mean all laws, statutes,  ordinances,  executive orders, decrees,  judgments,  orders, writs,  injunctions,  rules and regulations of any
United States (federal, state or local) or foreign government (including Germany and  Hungary)  or  any  political  subdivision  thereof,  or  any  governmental, regulatory  or  administrative  authority,  agent  or  commission  or  court  of competent jurisdiction.

            "Lien"  shall  mean  any  and  all  mortgages,  liens,  attachments, encumbrances, charges, options, rights of first refusal, any conditional sale or other title retention  agreement,  restrictions,  claims,  leases,  easements or security interests of any nature whatsoever.

            "Material  Adverse  Effect" shall mean a material  adverse effect on
the  business,   operations,   assets,  liabilities,   condition  (financial  or
otherwise) or results of operations on EME and Paks,  taken together as a whole, or on the ability of EME and Paks,  taken together as a whole,  to conduct their business in the manner in which it is currently operated or conducted.

            "1998 Agreement"  shall mean that certain Purchase  Agreement by and between Datron and Seller, dated as of June 30, 1998.

            "Notice  of  Offset"  shall  have the  meaning  ascribed  thereto in
Section 8.3(g) hereof.

            "Paks"  shall have the  meaning  ascribed  thereto  in the  preamble hereof.

            "Parties" shall mean Seller, SL Industries, the Purchaser,  DCX-Chol and Chol Enterprises.

            "Permits" shall have the meaning set forth in Section 3.10 hereof.

            "Permitted Liens" shall have the meaning ascribed thereto in Section
3.13 hereof.

            "Person" means any  individual,  corporation,  partnership,  limited partnership,  limited liability  partnership,  limited liability company,  joint venture, association, trust, Governmental Entity or other entity.

            "Prior Environmental Losses" shall mean any Purchaser Losses arising from claims of breach of Section 3.16 hereof caused by actions  arising prior to the "Closing Date" as such term is defined in the 1998 Agreement.

            "Profit and Loss Agreement"  shall mean that certain Profit and Loss
Transfer Agreement by and between KGH and EME dated as of November 18, 2002.

            "Purchase  Price" shall have the meaning ascribed thereto in Section
2.3 hereof.

            "Purchased  Shares"  shall  have the  meaning  ascribed  thereto  in
Section 2.1.

            "Purchaser Environmental Losses" shall mean Purchaser Losses arising from claims of breach of Section 3.16 hereof caused by actions arising after the
"Closing Date" as such term is defined in the 1998  Agreement,  and prior to the
Closing Date as defined herein.

            "Purchaser  Indemnified  Parties"  shall have the  meaning  ascribed thereto in Section 8.3.

            "Purchaser  Losses"  shall  have the  meaning  ascribed  thereto  in
Section 8.3.

            "Purchaser  Material  Adverse Effect" shall mean a material  adverse effect on the business,  operations,  assets,  financial condition or results of operations  on Purchaser,  DCX-Chol and Chol  Enterprises,  taken  together as a whole.

            "Purchaser  Threshold"  shall have the meaning  ascribed  thereto in
Section 8.3 hereof.

            "Release"  shall mean any  release  (whether  or not  sudden  and/or accidental),  spill, emission,  seepage,  transfer,  leaking,  pumping, pouring, injection, escaping, deposit, disposal, discharge,  dispersal, dumping, leaching or  migration  of Hazardous  Materials  into the indoor or outdoor  environment, including the movement of Hazardous  Materials  through the air,  soil,  surface water or groundwater.

            "Representative"  means,  with  respect to any Person,  each of such
Person's  Affiliates,   directors,   officers,  employees,   partners,  members,
representatives,  agents, contractors,  advisors and consultants and each of the heirs, executors and assigns of any of the foregoing.

            "Secured  Note" shall have the meaning  ascribed  thereto in Section
2.3 hereof.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Seller Dividend" shall have the meaning ascribed thereto in Section
2.3.

            "Seller Indemnified Parties" shall have the meaning ascribed thereto in Section 8.3.

            "Seller's  Knowledge"  shall  mean the  actual  knowledge  of any of
Warren  Lichtenstein,  Glen Kassan, David Nuzzo, Uwe Basler or Peter Kraft after inquiry of each other. Any actual knowledge of any of Warren Lichtenstein,  Glen
Kassan,  David  Nuzzo,  Uwe Basler or Peter  Kraft shall be imputed to the other persons.

            "Seller Losses" shall have the meaning  ascribed  thereto in Section
8.3.

            "Seller Release of Claims" shall have the meaning  ascribed  thereto in Section 2.4 hereof.

            "Seller  Resignations"  shall have the meaning  ascribed  thereto in
Section 2.4 hereof.

            "Seller  Threshold"  shall  have the  meaning  ascribed  thereto  in
Section 8.3 hereof.

            "Share Transfer and Pledge  Agreement" shall mean the share transfer and pledge agreement as is required to be notarized by the German notary.

            "Taxes" shall have the meaning set forth in Section 3.12 hereof.

            "Tax  Refund"  shall  mean the  refunds  that may be owing  from the
German tax authorities to the EME Group as a result of the EME Payment.

            "Tax  Return"  shall have the meaning  set forth in Section  3.12(d)
hereof.

            "Transaction Documents" shall mean this Agreement, the Secured Note, the Unsecured  Note,  the  Guaranty,  the Seller  Release of Claims,  the Seller
Resignations,  the Closing Documents Releases, the Escrow Agreement,  the Basler
Agreement,  the Share  Transfer and Pledge  Agreement  and the  Confirmation  of
Execution and Notarization.

            "Unsecured  Note" shall have the meaning ascribed thereto in Section
2.3 hereof.

            "Vertrieb"  shall have the meaning  ascribed thereto in the preamble hereof.

            "Voting  Rights"  shall mean the  Hungarian  form of  capital  stock issued by a corporation,  or equivalent interest in any other Person,  including all voting and non-voting capital stock.

            All dollar amounts used herein refer to United States Dollars.

                                   ARTICLE II
                       PURCHASE AND SALE OF CAPITAL STOCK.

            2.1.  Purchase and Sale of EME Capital  Stock.  Subject to the terms and  conditions  herein  stated,  Seller  hereby sells,  assigns,  transfers and delivers  to the  Purchaser  on the  Closing  Date,  and  the  Purchaser  hereby purchases and accepts the  assignment,  transfer and delivery from Seller on the
Closing Date, free and clear of all Liens,  except the Liens granted pursuant to the Share  Transfer  and Pledge  Agreement,  one-hundred  percent  (100%) of the
Capital Stock of EME (the "Purchased Shares").

            2.2. Closing.  The closing of the transactions  contemplated by this
Agreement  (the  "Closing")  shall take  place on January 3, 2003 (the  "Closing
Date") as follows:

                        (i) One day prior to the Closing Date, the Parties shall
                  have executed all Transaction  Documents and other  documents,
                  certificates   and   instruments   required  to  be  delivered
                  hereunder for the Closing (collectively, "Closing Documents"), other than the Share  Transfer and Pledge  Agreement and those described  in clauses  (ii) and (iii) of this Section 2.2, and the Parties  shall  provide such Closing  Documents,  together with the Down  Payment,  to the Escrow  Agent,  which  Closing
                  Documents  and Down Payment  shall be held by the Escrow Agent pursuant  to the Escrow  Agreement  and shall not be  released except as provided in the Escrow Agreement  pursuant to clause
                  (iii) of this Section 2.2;

                        (ii) on the Closing Date,  the Share Transfer and Pledge
                  Agreement  shall be executed by the Seller's German counsel on behalf of Seller on the one hand (which  German  counsel shall have been so authorized by Seller), and by Purchaser's, German counsel  on behalf of  Purchaser,  on the  other  hand  (which
                  German counsel shall have been so authorized by Purchaser, and shall be  executed in front of a German  notary in  accordance with German Law; and  immediately  thereafter,  the respective
                  German  counsels shall execute and fax to Purchaser and Seller a  Confirmation  of  Execution  and  Notarization  in the form attached hereto as Exhibit "B" (the "Confirmation of Execution and Notarization");

                        (iii)  upon   receipt  of  and   conditioned   upon  the
                  Confirmation of Execution and Notarization,  the Purchaser and
                  Seller  shall  each  execute  and  fax to the  Escrow  Agent a
                  Closing  Documents  Release  in the forms  attached  hereto as
                  Exhibit   "C"  and  Exhibit   "D"  (the   "Closing   Documents
                  Releases"),  which shall  authorize  the release by the Escrow
                  Agent to the Parties of all Closing Documents; and

                        (iv) upon receipt of, and  conditioned  upon receipt of,
                  each of (x) the  Confirmation  of Execution and  Notarization,
                  (y) Seller's Closing  Documents  Release,  and (z) Purchaser's
                  Closing Documents Release, the Escrow Agent shall transmit the
                  Secured Note, the Unsecured Note, the Guaranty to Seller,  the
                  Down Payment  shall be delivered by wire  transfer to the bank account(s)  designated  by Seller,  and the Escrow Agent shall
                  transmit   the   Seller   Release   of   Claims,   the  Seller
                  Resignations,  the  legal  opinions  referred  to  in  Section
                  2.3(c),  the Basler Agreement and any other Closing  Documents to Purchaser,  and the Closing shall occur upon the receipt by
                  Seller.

            2.3.  Purchase Price and Deliveries at Closing.  The Purchaser shall purchase  the  Purchased  Shares for an  aggregate  purchase  price equal to Ten
Million Dollars ($10,000,000), payable as follows, (the "Purchase Price"):

            (a) Down Payment.  On the Closing Date, the Purchaser  shall deliver to Seller, a down payment in the amount of Four Million Dollars ($4,000,000), by wire  transfer  (or other  mutually  satisfactory  form) to the bank  account(s)
designated by Seller (the "Down Payment"); plus

            (b) Seller Financing.

                        (i) Secured  Note.  Purchaser  shall deliver to Seller a
            promissory  note executed by  Purchaser,  dated the Closing Date, in the form of Exhibit "E" attached hereto (the "Secured Note"), in the original  principal  amount of Three Million  Dollars  ($3,000,000), payable on the later of (a) March 15, 2003 or (b) the completion and delivery by the Accountant of the audit of the financial  statements of EME and Paks for the period ended  December  31, 2002,  but in no event  later than May 1, 2003 with  interest  at a rate equal to the
            LaSalle  Bank  National  Association,  Chicago,  Illinois,  publicly announced  prime rate in effect from time to time,  plus Two Percent
            (2%), per annum;

                        (ii) Share Transfer and Pledge Agreement.  The Purchaser
            shall  deliver to Seller  that  certain  Share  Transfer  and Pledge
            Agreement  in the form of Exhibit  "F"  attached  hereto (the "Share
            Transfer and Pledge Agreement") executed by the Purchaser and EME in favor of Seller,  which Share  Transfer and Pledge  Agreement  shall secure the Secured Note;

                        (iii)  Guaranty.  The Purchaser  shall deliver to Seller
            that certain  Guaranty  executed by DCX-Chol and Chol Enterprises in favor of Seller in the form  attached  hereto  as  Exhibit  "G" (the
            "Guaranty"),  by which DCX-Chol and Chol  Enterprises  shall jointly and  severally  guaranty  the  obligations  of  Purchaser  under the
            Secured Note and the Unsecured Note;

                        (iv)  Unsecured  Note.  The  Purchaser  shall deliver to
            Seller a promissory  note executed by  Purchaser,  dated the Closing
            Date,  in the form of Exhibit "H"  attached  hereto (the  "Unsecured
            Note"),  in the  original  principal  amount of One Million  Dollars
            ($1,000,000),  as it may be  decreased  if so  required  pursuant to
            Section 8.3(g), payable by April 3, 2004, with interest at a rate of
            Twelve  Percent  (12%) per annum for so long as the  Unsecured  Note remains  unsecured.  If Purchaser elects to provide security for the
            Unsecured Note by granting to Seller a first priority lien on assets
            of  the  Purchaser,   DXC-Chol  and/or  Chol  Enterprises  that  are
            sufficient  in Seller's  reasonable  opinion to secure the principal amount  of  the  Unsecured  Note,  then  the  interest  rate  on the
            Unsecured  Note shall be reduced to a rate equal to the LaSalle Bank
            National Association,  Chicago,  Illinois,  publicly announced prime rate in effect from time to time,  plus Two Percent (2%),  per annum from and after the granting of such lien; plus

            (c) Seller  Dividend.  On or prior to January 2, 2003,  Seller shall cause EME and/or Paks to distribute  (or as of the Closing Date, EME and/or Paks shall have distributed) up to Two Million Dollars ($2,000,000) to Seller, either by way of dividend, distribution or other payment from EME's annual earnings, to the  extent  EME  and  Paks  are  not  prohibited  from  making  such  dividend, distribution  or other payment by applicable  Law or their  governing  documents
(the "Seller  Dividend").  Since December 1, 2002, Seller has already caused EME and/or  Paks to  distribute  Two  Million  Dollars  ($2,000,000)  to  Seller  in
satisfaction  of the Seller  Dividend.  The actual amount of the Seller Dividend shall constitute a part of the Purchase Price.

            2.4. Other Deliveries

            (a) Seller Release of Claims. Seller and SL Industries shall execute and  deliver,  and shall cause KGH and SL Delaware  to execute and  deliver,  to
Purchaser the Seller  Release of Claims in the form  attached  hereto as Exhibit
"I"  releasing  EME and  Paks  from  any  and  all  liabilities  to  Seller,  SL
Industries,  KGH, SL Delaware  and their  Affiliates  as set forth  therein (the
"Seller Release of Claims").

            (b)  Resignations.  Seller  shall  execute and deliver to  Purchaser resignations from any  Representatives of Seller or its Affiliates who are board members or  officers  of EME  and/or  Paks who are not  residents  of Germany or
Hungary, in the form attached hereto as Exhibit "J" (the "Seller Resignations").

            (c) Legal Opinions.  Seller shall deliver to Purchaser an opinion of
Olshan  Grundman Frome  Rosenzweig & Wolosky LLP in the form attached  hereto as
Exhibit "K", and an opinion of Holters & Elsing in the form  attached  hereto as
Exhibit "L".

            (d) Other  Transaction  Documents.  The  Parties  shall  execute and deliver to the appropriate other Parties all other Closing  Documents  requested by the other Parties to consummate the Closing.

            (e) Basler Agreement.  Uwe Basler, Seller and EME, shall execute the
Basler Agreement substantially in the form of Exhibit "M" hereto.

            2.5.   Ownership  of  Purchased  Shares.  At  the  Closing,   unless
explicitly  specified otherwise in the Share Transfer and Pledge Agreement,  the
Purchaser immediately shall become the owner of all right, title and interest in and to one hundred percent (100%) of the Purchased  Shares free and clear of all
Liens,  subject  only to the Liens  granted  pursuant to the Share  Transfer and
Pledge Agreement.

            2.6.  Audit  Fees.  The  fees and  expenses  of the  Accountants  in connection with the audit in accordance with GAAP of EME and Paks for the period ended December 31, 2002 will be split equally  between Seller and SL Industries, on the one hand,  and  Purchaser,  DCX-Chol and Chol  Enterprises,  on the other hand.

            2.7. Payment of Intercompany  Advances.  EME shall make a payment to
SL  Industries  at or  prior  to the  Closing  in  payment  of  all  outstanding intercompany  advances  and loans then due and owing in the amounts set forth in
Section 5.6(d) of the Disclosure Schedule.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SELLER and SL INDUSTRIES

            Seller and SL Industries jointly and severally represent and warrant to the Purchaser,  DCX-Chol, Chol Enterprises and their respective Affiliates as follows:

            3.1. Corporate Organization, Etc. Each of Seller, SL Industries, EME
and Paks is a corporation or partnership  duly organized,  validly existing and, to the extent  applicable under the laws of the relevant  jurisdiction,  in good standing under the laws of the jurisdiction of its incorporation or organization

                                       10

and has all requisite  corporate or  partnership  power and authority to conduct its  business  as it is now being  conducted  and to own,  lease and operate its property and assets.  Each of Seller and SL  Industries is qualified or licensed to do  business  as a  foreign  corporation  and is in  good  standing  in  each jurisdiction  in which  ownership  of property  or the  conduct of its  business requires  such  qualification  or  license,  except  where the  failure to be so qualified or licensed will not have a Material Adverse Effect. True and complete copies of the organizational and governing documents of each of EME and Paks, as presently in effect, have been heretofore delivered to the Purchaser.

            3.2.  Capitalization;  Affiliate  Transactions.  (a) Seller owns one hundred  percent  (100%) of the Capital  Stock of EME and EME owns 96.67% of the
Voting Rights of Paks. The Purchased  Shares are subject to no  restrictions  on transferability  or any other Liens other than  restrictions  imposed by (i) the
Securities  Act, (ii) applicable  state  securities  laws, and (iii)  applicable
German  securities  laws, none of which  restrictions  prohibit the transactions contemplated in the Transaction Documents. Except for this Agreement, and except as set  forth  in  Section  3.2(a)  of the  Disclosure  Schedule,  there  are no outstanding  options or other rights to acquire,  directly or  indirectly,  from
Seller, SL Industries or any EME Entity, or any plans,  Contracts or commitments providing  for the  issuance  of,  or the  granting  of  rights  by  Seller,  SL
Industries  and/or any EME Entity to acquire,  directly or  indirectly:  (i) any interest in the capital,  profits,  losses, assets or liabilities of EME or Paks or (ii) any securities  convertible into or exchangeable for any interest in the capital,  profits,  losses,  assets  or  liabilities  of EME or Paks.  Except as
described  in  Schedule  3.2(a)  of  the  Disclosure  Schedule,   there  are  no
outstanding  agreements or understandings with respect to the voting, holding or selling of any interest in the capital,  profits,  losses, assets or liabilities or Capital Stock of EME or Paks.

            (b)  Except  as set  forth  in  Schedule  3.2(b)  of the  Disclosure
Schedule there are no and have not been any (i) advances or loans by Seller,  SL
Industries or any of their respective  Affiliates to or on behalf of or from EME or Paks or (ii) other Contracts between EME or Paks and Seller, SL Industries or any EME Entity (clauses (i) and (ii), collectively, "Affiliate Agreements"). All
Affiliate Agreements have been performed in accordance with their terms. None of the Affiliate Agreements have resulted in or given rise to, nor will they result in or give  rise,  any Taxes  that have not been paid in full or  accrued on the
Interim  Financial  Statements.  None of the Affiliate  Agreements shall survive after the Closing.

            3.3. Capitalization and Ownership Structure of Seller, EME and Paks.

            (a)  Seller.  The  authorized  capital  of Seller  in the  aggregate nominal amount of DM 50,000 consists  exclusively of two shares as follows:  one share in the nominal  amount of DM 49,500 and one share in the nominal amount of
DM 500, all of which are issued and  outstanding.  KGH owns all such outstanding capital stock of Seller.

            (b) EME.  The  authorized  capital of EME in the  aggregate  nominal amount of DM 3,000,000 consists exclusively of four shares as follows: one share in the nominal  amount of DM  1,400,000,  one share in the nominal  amount of DM
1,200,000 and two shares each in the nominal amount of DM 200,000,  all of which are issued and outstanding.  Seller owns all such  outstanding  capital stock of
EME.

                                       11

            (c) Paks.  The  authorized  capital of Paks consists  exclusively of
2,300 Voting  Rights with a value of 10,000 HUF per Voting  Right,  all of which are issued and  outstanding.  EME owns 2,208  Voting  Rights of Paks,  and Peter
Starke owns 92 Voting Rights of Paks.

            All of the issued and  outstanding  Capital Stock of each of EME and
Paks are duly authorized, validly issued, fully paid and nonassessable,  and are owned directly by Seller,  free and clear of all Liens and any preemptive rights in respect  thereto,  other than with respect to 92 Voting  Rights of Paks which are owned by Peter Starke.  True and complete copies of the  organizational  and governing  documents  of each of  Seller,  EME and  Paks  have  been  heretofore delivered to the Purchaser.

            3.4. Authority Relative to the Transaction Documents. Each of Seller
and SL Industries has all requisite corporate authority and power to execute and deliver  this  Agreement  and the other  Transaction  Documents to which it is a party and to consummate the transactions  contemplated  hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions  contemplated  hereby and thereby have been
duly  and  validly  authorized  by  all  required   corporate,   shareholder  or
partnership  action on the part of Seller, SL Industries and each EME Entity and no  other  corporate,  shareholder  or  partnership  proceedings  on the part of
Seller,  SL  Industries  or any EME  Entity  are  necessary  to  authorize  this
Agreement or the other  Transaction  Documents or to consummate the transactions contemplated  hereby or thereby.  The Transaction  Documents to which they are a party have been duly and validly executed and delivered by Seller, SL Industries and each EME Entity, respectively,  as applicable, and, assuming the Transaction
Documents  have been duly  authorized,  executed and delivered by the Purchaser,
DCX-Chol and/or Chol Enterprises,  as applicable,  the Transaction  Documents to which they are a party constitute the valid and binding  agreement of Seller, SL
Industries and each EME Entity,  enforceable  against Seller,  SL Industries and such EME Entity in accordance with their terms,  except as limited by applicable bankruptcy, insolvency, reorganization,  moratorium or other similar laws now or hereafter  in effect  relating  to or  affecting  creditors'  rights  generally,
including  the  effect  of  statutory  and  other  laws   regarding   fraudulent
conveyances and preferential transfers and subject to the limitations imposed by
general  equitable   principles   (regardless  whether  such  enforceability  is
considered in a proceeding at law or in equity).

            3.5.  Consents and Approvals;  No Violations.  Neither the execution and delivery of this Agreement and the other Transaction Documents by Seller, SL
Industries  and  the  respective  EME  Entities,  nor  the  consummation  of the transactions  contemplated  hereby and thereby will (a) violate any provision of the  organizational  or governing  documents of Seller, SL Industries or any EME
Entity or any  applicable  Law,  (b)  require  any  consent,  waiver,  approval, exemption,  registration,  declaration,  license, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, executive  official  thereof,  governmental or regulatory  authority,  agency or commission,  including courts of competent jurisdiction,  domestic or foreign (a
"Governmental Entity"), (c) require any consent,  waiver,  approval,  exemption, registration,  declaration,  license, authorization or permit of, or filing with or notification to, any other Person,  except,  with respect to this clause (d), for such consents, waivers, approvals, exemptions, registrations,  declarations, licenses, authorizations,  permits, filings or notifications which are listed in
Section  3.5 of the  Disclosure  Schedule  (the  "Consents"),  or which,  if not
obtained  or  made,  will  not  allow  for  the  termination,   cancellation  or
acceleration or any obligation to repay under,  any of the terms,  conditions or

                                       12

provisions  of  any  Contract  or  obligation  that  would  cost  EME  and  Paks collectively  more than Twenty Thousand  Dollars  ($20,000) for each instance or
One Hundred Thousand Dollars ($100,000) in the aggregate for all instances,  (e)
result in the imposition of any Lien, (f) result in a violation or breach of, or constitute  (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under,  any of the terms,  conditions or provisions of any Contract or obligation to which Seller,  SL  Industries,  EME or Paks is a party or by which
Seller,  SL  Industries,  EME or Paks or any of their  respective  properties or assets may be bound,  which  violation,  breach or default could have a Material
Adverse Effect, or (g) violate any order, writ,  judgment,  injunction,  decree, statute,  ordinance, rule or regulation of any Governmental Entity applicable to
Seller,  SL  Industries,  EME  or  Paks  or by  which  any of  their  respective properties or assets may be bound which violation could have a Material  Adverse
Effect.

            3.6.  Financial  Statements.   The  Purchaser,   DCX-Chol  and  Chol
Enterprises  have  previously been furnished with (i) the audited balance sheets of EME and the related  audited  statements of earnings,  retained  earnings and cash flows of EME  (including  any  related  notes)  for the  fiscal  year ended
December 31, 1999 (EME did not own Paks in 1999), and the audited balance sheets of EME (which includes Paks as an investment) and the related audited statements of earnings,  retained earnings and cash flows of EME (which includes Paks as an investment) (including any related notes) for the fiscal year ended December 31,
2000 and December 31, 2001 (in English), together with the report thereon of the
independent   public   accountant  of  EME  and  Paks  (the  "Annual   Financial
Statements")  and (ii) the unaudited  balance sheets of EME (which includes Paks as an  investment)  and  related  unaudited  statements  of  earnings,  retained earnings and cash flows of EME (which includes Paks as an investment) (including any related  notes) for the  eleven-month  period ending  November 30, 2002 (the
"Interim  Financial  Statements"),   and  together  with  the  Annual  Financial
Statements, the "Financial Statements").  Each of the balance sheets included in the  Financial  Statements,  in  all  material  respects,  fairly  presents  the financial  position  of EME  (for  1999)  and  EME  (which  includes  Paks as an investment) (for 2000 and 2001) as of its date, and the other related statements included in the Financial Statements,  in all material respects,  fairly present the  results of  operations  and changes in the  financial  position of EME (for
1999) and EME (which includes Paks as an investment) (for 2000 and 2001) for the periods presented therein, all in conformity with Law and with the principles of sound  accounting  and  generally  accepted  accounting  practice in the Federal
Republic of Germany (the "German Accounting Standards") in respect of the Annual
Financial  Statements  and in  conformity  with GAAP in respect  of the  Interim
Financial  Statements,  except for the absence of footnotes and normal  year-end adjustments  with  respect  to  the  Interim  Financial  Statements.  Except  as
explicitly set forth on the balance sheets in the Financial Statements,  neither
EME nor Paks has any  liability or obligation  of any nature  (whether  accrued, absolute, contingent or otherwise) which would be required to be reflected on an audited  balance  sheet  prepared  in  accordance  with  the  German  Accounting
Standards in respect of the Annual  Financial  Statements and in accordance with
GAAP in respect of the Interim Financial Statements.  Each of Seller, KGH and SL
Delaware have no  operations,  have no assets other than  interests in other EME
Entities, and have no liabilities other than in connection with the ownership of such EME Entities and maintaining their organizational  status and preparing Tax
Returns and other filings required to Governmental Entities.

                                       13

            3.7. Absence of Certain Changes.  Except as set forth in Section 3.7 of the Disclosure Schedule,  since November 30, 2002, (a) there has not been any change in the business, operations, assets, liabilities, condition (financial or otherwise)  or  operations  of EME or Paks,  except such changes  which,  in the aggregate, do not and will not have a Material Adverse Effect, (b) there has not been any event or circumstance  which could have a Material Adverse Effect,  (c)
there has not been any actual,  threatened,  anticipated or contemplated damage,
destruction,   loss   (whether  or  not  covered  by   insurance),   conversion,
termination,  cancellation,  default or taking by eminent domain or other action by any third party or  Governmental  Entity with respect to any EME Entity which has or may have a Material  Adverse  Effect;  (d) none of the EME  Entities  has conducted its respective  businesses in any material respect not in the ordinary and usual course consistent with past practice, and (e) none of the EME Entities has (i)  incurred any  indebtedness  or issued any debt  securities  or assumed, guaranteed or endorsed the obligations of any other Person,  (ii) declared,  set aside for payment or paid any dividend or other  distribution  (whether in cash, stock,  property or any combination  thereof), or redeemed or otherwise acquired any shares of capital stock of any Person, (iii) sold,  transferred or otherwise disposed of, any of its material property or assets or, (iv) created any Lien on any of its property or assets.

            3.8.  Contracts and Commitments.  Except as set forth in Section 3.8 of the Disclosure Schedule, neither EME nor Paks is in breach or default and, to
Seller's Knowledge, no other party to any of the material Contracts relating to, binding on or affecting  EME or Paks,  or the assets used in the business of EME or Paks, is as of the date of this Agreement and will not be at the Closing,  in breach or default (and no event has  occurred  which with notice or the lapse of time or both would  constitute a default or violation) under any of the material
Contracts of EME or Paks,  except such defaults  which,  individually  or in the aggregate,  will not have a Material Adverse Effect. To the Seller's  Knowledge, there has not been any threatened cancellation of any material Contract relating to,  binding on or affecting  EME or Paks, or the assets used in the business of
EME or Paks,  or any  outstanding  dispute  under any such  Contract,  or to the
Seller's  Knowledge,  any bases for any  claim or breach or  default  thereunder other than in the ordinary course of business consistent with past practice. The execution,  delivery  and  performance  by  Seller  and SL  Industries  of  this
Agreement and the other Transaction Documents and the transactions  contemplated hereby and thereby will not entitle any other party to any material  Contract of
EME or Paks to cancel,  suspend or  terminate  any such  Contract.  To  Seller's
Knowledge,  there is no reason to believe  that any of such  material  Contracts that are  renewable  solely at the option of the other party thereto will not be renewed by the other party on reasonable terms.

            3.9.  No  Undisclosed  Liabilities.  Except as and to the extent set forth in the Financial  Statements or in Section 3.9 of the Disclosure Schedule,
none of the EME Entities has any  liabilities  of any nature  (whether  accrued, absolute,  matured,  contingent  or  otherwise)  which  would be required by the
German Accounting  Standards in respect of the Annual Financial Statements or by
GAAP in respect of the  Interim  Financial  Statements  to be  reflected  on its audited  consolidated  balance  sheet  prepared  in  accordance  with the German
Accounting Standards in respect of the Annual Financial Statements or by GAAP in respect of the Interim Financial Statements,  except such liabilities which were incurred in the ordinary course of business since November 30, 2002.

                                       14

            3.10. No Default or  Violation.  Except as set forth in Section 3.10 of the Disclosure Schedule, neither EME nor Paks is in default or violation (and no event has  occurred  which  with  notice  or the lapse of time or both  would constitute a default or  violation)  of any term,  condition or provision of (i)
its  organizational or governing  documents or (ii) any Law applicable to EME or
Paks.  Each  of  EME  and  Paks  has  all  governmental  permits,  licenses  and authorizations  necessary  for the conduct of their  businesses  in all material respects as presently  conducted (the  "Permits") and each of EME and Paks is in
material  compliance  with  the  terms  of  the  Permits,   and  no  suspension,
revocation, termination or cancellation of any of such Permits is pending or, to
Seller's Knowledge, threatened.

            3.11.  Litigation;  Product  Liability.  (a)  Except as set forth in
Section  3.11(a) of the Disclosure  Schedule,  as of the date of this Agreement, there is no action,  suit or  proceeding  pending,  and, to Seller's  Knowledge, there is no action, suit or proceeding  threatened,  against or affecting EME or
Paks or any  properties  or  rights of EME or Paks,  before  any  arbitrator  or
Governmental  Entity.  As of the  date of this  Agreement,  none of  Seller,  SL
Industries or any EME Entity has received  notice that EME or Paks is subject to any outstanding injunction, writ, judgment, order or decree of any arbitrator or
Governmental Entity.

               (a)  Except as set forth in  Section  3.11(b)  of the  Disclosure
Schedule,  as of the  date of this  Agreement,  neither  EME nor  Paks  has been subject to any written claim, suit or proceeding  relating to product liability, breach of product  warranty,  or similar claims in 2001 or 2002, and to Seller's
Knowledge  neither  EME nor Paks has been  subject  to any oral  claim,  suit or proceeding relating to product liability, breach of product warranty, or similar claims in 2001 or 2002. Except as set forth in Section 3.11(a) of the Disclosure
Schedule, to Seller's Knowledge, none of the current products of EME or Paks nor any of the  manufacturing  processes,  designs,  schematics  or procedures of or relating to any  products of EME or Paks  contains  any defects or  deficiencies that  could  result in any  product  liability  or  similar  claims in excess of
$50,000 in the aggregate, except as to any such defects of deficiencies to which the customer has consented in writing.

            3.12.  Taxes.  (a) Each EME Entity  has,  within the time and manner prescribed by law, (i) filed or placed on extension with the appropriate  taxing authorities (or joined in the filing of) all Tax Returns required to be filed by it in  respect  of any Taxes that were or may become due by or in respect of EME or Paks,  and each such Tax Return was  complete  and  accurate in all  material respects  and (ii) paid in full or accrued for all Taxes due by or in respect of
EME or Paks  whether or not  reflected  on the Tax  Returns,  including  but not limited  to,  Taxes  required to be  withheld  by EME or Paks,  excluding  Taxes currently being disputed in good faith.

               (b) No deficiencies  for any Taxes have been asserted or assessed in writing  or, to Seller's  Knowledge,  verbally  proposed  against EME or Paks which remain unpaid.

               (c) Neither the Seller Dividend nor the activities carried out in connection therewith will give rise to any liability or obligation for Taxes for
EME,  Paks,  the  Purchaser  or  its  Affiliates   nor,  except  for  the  Taxes
specifically referred to as being split by the parties pursuant to Section 9.11, will the consummation of the transactions contemplated in this Agreement and the other  Transaction  Documents give rise to any liability or obligation for Taxes for EME or Paks, including but not limited to Taxes required to be withheld.

                                       15

               (d) For purposes of this  Agreement,  (i) "Tax" or "Taxes"  shall
mean  all  national,   federal,   state,  local  or  foreign  and  other  taxes,
assessments,  duties, income, profits,  franchise,  gross receipts,  alternative minimum, capital, withholding,  payroll, sales, use, property, excise, transfer, documentary, recording, social security contributions and similar charges of any kind,  whether  computed on a separate,  unitary,  combined or any other  basis, imposed by any Governmental Entity, including interest,  penalties and additions thereto, and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes  including  any  schedule  or  attachment  thereto  and  including  any amendment thereof.

               (e) The Interim Financial  Statements reflect an adequate reserve for all unpaid Taxes  attributable  to the  activities and operations of EME and
Paks during all Tax periods or portions thereof through the date of such Interim
Financial  Statements,  including,  but not limited to, any Taxes required to be withheld by EME or Paks.

               (f) Each of Seller,  EME and Paks is  characterized  as a foreign corporation as described in Section  7701(a)(5) of the Internal  Revenue Code of
1986, as amended (the "Code"), for United States federal income tax purposes and no EME Entity has taken a position with any Governmental Entity contrary to such characterization of the Seller, EME or Paks for U.S. Income Tax purposes.

               (g) None of Seller, EME or Paks is a foreign  corporation engaged in trade or business  within the United States,  whether for purposes of Section
882 of the Code, Section 6038C of the Code or other United States federal income tax purposes.

               (h) Neither EME nor Paks is doing business or maintains a taxable presence  in a  jurisdiction  in which it does not file Tax Returns and no claim has been made by any Governmental  Entity in a jurisdiction in which EME or Paks does not file Tax Returns  that EME or Paks may be subject to Taxes  assessed by such jurisdiction.

               (i)  Neither  EME nor  Paks is under  any  current  or  potential obligation  to  indemnify  any other  person with  respect to any Tax or pay the
Taxes  of any  other  person  as a  transferee  or  successor,  by  contract  or otherwise.  Except for the Profit and Loss Agreement,  neither EME nor Paks is a party to or bound by any tax  indemnity,  sharing  or  allocation  agreement  or
arrangement  that  provides  for  the  allocation,   apportionment,  sharing  or
assignment  of any Tax  liability or benefit,  or the transfer or  assignment of income,  revenues,  receipts or gains for the principal  purposes of determining
Tax liability.

               (j) No income under any arrangement or understanding to which any
EME  Entity is a party will be  attributed  to EME or Paks in any Tax period (or portion  thereof)  after the Closing  Date to the extent such income is not also represented  by  receipts  to with EME or Paks,  as the case may be, is  legally entitled after the Closing.

               (k)  Neither  EME nor Paks is  required to report in a Tax Return for  the  taxable  period  ending  after  the  Closing  income  attributable  to transactions  that  economically  accrued in a prior taxable period but on which neither EME nor Paks was subject to Tax in any prior taxable period.

                                       16

               (l) There is no agreement or other document  extending the period of assessment, payment, remittance or collection of any Taxes by or on behalf of
EME or Paks. No power of attorney with respect to any Taxes has been executed or filed with any  Governmental  Entity,  including  without  limitation the United
States Internal Revenue Service, by or on behalf of EME or Paks.

               (m) Each of EME and Paks has  complied in all  material  respects with all  applicable  laws,  rules and  regulations  relating to the payment and withholding  of Taxes in  connection  with amounts paid or owing to an employee, independent  contractor,  shareholder,  EME Entity or any other party including, without limitation, withholding of Taxes pursuant to Code Section 1441, or under any corresponding  provisions of state, local or foreign income tax law and has, within the time and manner prescribed by law, withheld from and paid over to the proper  Governmental  Entities  all amounts  required to be so withheld and paid over under applicable law.

               (n) There are no liens for Taxes  (other than for  current  Taxes not yet due and payable) on the assets of EME or Paks.

               (o)  Neither  EME  nor  Paks  is a party  to any  joint  venture, partnership  or  other  arrangement  or  contract  that  could be  treated  as a partnership for Tax purposes.

               (p) Any loan payable by EME or Paks to SL Industries,  Seller, or any Affiliate thereof has been forgiven and contributed to the capital of EME or
Paks, as the case may be, by the lender.  Any loans payable to EME or Paks by SL
Industries, Seller, or any Affiliate thereof, have been repaid in full to EME or
Paks, as the case may be.

            3.13. Title to Properties. Except as set forth on Section 3.13(a) of the Disclosure Schedule:

               (a) EME and Paks have good and valid  title to all of the  assets and properties (real and personal) which are reflected on the Interim  Financial
Statements  (except  for assets  and  properties  sold,  consumed  or  otherwise disposed of by them in the ordinary course of business, not to exceed $20,000 in fair market value in the  aggregate,  excluding  inventory  sold in the ordinary course of  business,  and except for  properties  (real and  personal)  that are leased as set forth in Section  3.13(b)),  and such  assets and  properties  are owned  free and clear of all Liens,  except for (i) the Liens  listed on Section
3.13(a) of the Disclosure  Schedule,  (ii) any Liens that would be revealed by a personal inspection of the properties, (iii) rights of utility companies to lay, maintain and repair pipes, lines conduits,  cable boxes and other  installations on, under and across the  properties  and any rights,  easements and licenses in favor of, or agreements  with,  any public  utility  company,  including but not limited to, gas, electricity, telephone, telegraph and cable television services and private sewer agreements, if any, (iv) Liens for taxes,  assessments,  water and sewer  charge and the like for which  payments may still be made without the imposition of a penalty,  and (v) Liens,  including  those  described in Section
3.13(a)(iii),  whose existence does not materially  adversely affect the current use and operation of such properties (the "Permitted Liens") and such assets and properties  are  sufficient to conduct the business of EME and Paks as currently conducted without interference.

                                       17

               (b) EME and Paks hold under valid lease  agreements  all real and personal  properties  being  held  under  capitalized  leases,  and all real and personal property that is subject to the operating leases,  all of which are set forth in Section  3.13(b) of the Disclosure  Schedule,  and each of EME and Paks enjoys peaceful and undisturbed possession of such properties under such leases.
None of SL  Industries,  Seller,  or the EME  Entities  has received any written notice of any adverse claim to the title to any properties  owned by EME or Paks or with respect to any lease under which any properties are held by EME or Paks.

               (c) All items of  property,  plant and  equipment of EME and Paks have been adequately maintained  consistent with normal industry practice,  with reasonable  wear and tear excepted,  and are sufficient to permit the conduct of the business of EME and Paks as currently conducted.

            3.14. Patents,  Trademarks,  Etc. (a) Section 3.14 of the Disclosure
Schedule sets forth a true and complete list as of the date of this Agreement of all  Intellectual  Property Rights filed by, or issued or registered to or owned by, each EME Entity and all material intellectual property license agreements to which any EME Entity is a party.  With respect to  registered  trademarks,  such list  sets  forth a list of all  jurisdictions  in  which  such  trademarks  are registered or applied for and all  registration  and  application  numbers.  The
Intellectual  Property Rights listed in Section 3.14 of the Disclosure  Schedule are not subject to any  maintenance  fees or renewal fees except as disclosed in
Section 3.14 of the Disclosure Schedule.  Except as set forth in Section 3.14 of the  Disclosure  Schedule,  to Seller's  Knowledge,  none of the EME Entities is required to pay any royalty or other amount to anyone with respect to any of the
Intellectual Property Rights.

               (b) (i) Each of EME and Paks own or possess adequate  licenses or other valid rights to use all patents,  trademarks (registered or unregistered), trade names,  service  marks,  copyrights  and  applications  and  registrations therefor  (whether  filed or  unfiled),  trade  secrets  and other  intellectual
property  and   proprietary   rights,   whether  or  not  subject  to  statutory
registration or protection, which are material to the conduct of the business of
EME and Paks (the "Intellectual  Property Rights"),  (ii) as of the date of this
Agreement,  the validity of the  Intellectual  Property  Rights and the title or rights to use thereof by EME and Paks are not being questioned in any litigation to which  any EME  Entity is a party,  nor to  Seller's  Knowledge,  is any such litigation threatened,  (iii) as of the date of this Agreement,  none of Seller,
SL Industries  nor any EME Entity has received  notice that it is a party to any litigation in connection with which a Person has alleged that the conduct of the business  of  EME or  Paks  infringed  or  infringes  with  any  valid  patents, trademarks,  trade name, service marks or copyrights of others, nor, to Seller's
Knowledge , is any such litigation threatened,  (iv) to Seller's Knowledge,  (A)
no Person is  infringing  upon or  violating  any of the  Intellectual  Property
Rights and (B) no claim is pending or  threatened to that effect and (v) none of the EME Entities is under any obligation or commitment,  absolute or contingent, to any  third  party  to  sell,  assign,  transfer,  convey  or  effect  a sale, assignment, transfer or conveyance of any of the Intellectual Property Rights or to enter into any contract with respect to the foregoing.

            3.15.  Insurance.  EME  and  Paks  maintain  policies  of  fire  and casualty,  property,  life, theft, auto,  casualty,  product liability,  general
liability,  workmen's  compensation,   health,  medical,  disability,   business
interruption,  employee  fidelity and other forms of insurance in such  amounts, with such deductibles and against such risks and losses, and with such reputable

                                       18

insurers,  as are reasonable  for their  business,  assets and  properties  (the
"Insurance Policies") and all such Insurance Policies are listed in Section 3.15 of the Disclosure  Schedule.  All such Insurance  Policies are in full force and effect and all premiums due and payable  thereon have been paid in full,  and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on  substantially  similar terms prior to the date of such  cancellation.  As of the  date of  this  Agreement,  there  are no pending  material  claims under the  Insurance  Policies by any EME Entity as to which the insurers have denied liability.  To Seller's  Knowledge,  none of such
Insurance Policies will be cancelable or terminable,  and none of the provisions or coverages of any such  Insurance  Policies will be affected in respect of EME and  Paks,  as a result  of the  transactions  contemplated  in the  Transaction
Documents other than Insurance  Policies which are maintained  other than at the
EME or Paks  level,  in which  EME and Paks  shall no longer  have an  insurable interest and which  Insurance  Policies  are, to Seller's  Knowledge,  listed on
Section 3.15(b) of the Disclosure Schedule. To Seller's Knowledge,  EME and Paks
have  tendered  all claims  under their  Insurance  Policies to their  insurance carrier.

            3.16.  Environmental Matters. Except as set forth in Section 3.16 of the Disclosure  Schedule,  (a) Seller,  EME and Paks are in compliance  with all applicable  Environmental  Laws,  except where failure to be in compliance would not have a Material Adverse Effect; (b) there is no Environmental  Claim pending or, to Seller's  Knowledge,  threatened against Seller, EME or Paks; (c) EME and
Paks have  obtained all material  permits,  approvals,  identification  numbers, licenses or other  authorizations  required under any  applicable  Environmental
Laws (the "Environmental  Permits") and is and has been in compliance with their requirements;  (d) such  Environmental  Permits  may be retained by EME and Paks after the Closing without the consent of any Governmental  Entity; (e) there are no underground or aboveground storage tanks or any surface impoundments,  septic tanks, barrels, pits, sumps or lagoons in which Hazardous Materials are being or have been  treated,  used,  stored  or  disposed  of on,  or under,  any real or personal  property  currently  owned or  leased by EME or Paks,  or to  Seller's
Knowledge,  on any real or personal property formerly owned,  leased or occupied by EME or Paks; (f) neither EME nor Paks has released, discharged or disposed of
Hazardous  Materials on, from,  over,  or beneath any real or personal  property owned or leased or on any real or personal  property formerly owned or leased by
EME or Paks, and none of such real or personal property is contaminated with any
Hazardous Materials other than in compliance with Environmental Laws; (g) no EME
Entity has undertaken or completed any  investigation  or assessment or remedial or response action  relating to any Release of Hazardous  Materials at any site, location or  operation  of EME or Paks,  either  voluntarily  or pursuant to the order of any Governmental  Entity or the requirements of any Environmental  Law;
and (h) since January 1, 2000, there have been no pending or threatened actions, suits,  demands,  demand letters,  claims,  liens,  notices of non-compliance or
violation,   notices  of  liability  or  potential  liability,   investigations,
proceedings,  consent  orders  or  consent  agreements  relating  in any  way to
Environmental  Laws, any Environmental  Permits or any Hazardous  Materials (the
"Environmental  Claims")  against  any EME  Entity  or any of its  property.  SL
Industries and Seller have provided to Purchaser,  DCX-Chol and Chol  Industries true and correct copies of all pages (including all disclosure schedules) of the
1998 Agreement that relate to any of the matters addressed in this Section 3.16.

            3.17.  Employee  and Labor  Matters.  Except as set forth in Section
3.17 of the  Disclosure  Schedule,  no EME  Entity is a party to any  collective bargaining or other labor union contract or shop agreement  applicable to EME or
Paks or has established a shop practice applicable to persons employed by EME or

                                       19

Paks, no collective  bargaining  agreement is being negotiated by any EME Entity in  respect  of EME or  Paks,  and  none of SL  Industries,  Seller  and the EME
Entities know of any  activities or  proceedings  of any labor union to organize any of the employees of EME or Paks.  Except as set forth in Section 3.17 of the
Disclosure Schedule, as of the date hereof, (i) each EME Entity is in compliance in all material  respects with all  applicable  Laws relating to employment  and employment  practices,  wages,  hours,  occupational  safety,  health standards, severance  payments,  equal  opportunity,  payment of social security,  national insurance and other Taxes, and terms and conditions of employment,  in each case in relation to EME and Paks or their  businesses  (ii) there are no charges with respect to or relating  to any EME Entity  pending,  or to  Seller's  Knowledge, threatened before or any Governmental  Entity  responsible for the prevention of unlawful, unfair labor or discriminatory employment practices in relation to EME or Paks or their businesses, and (iii) there is no labor dispute, strike or work stoppage against any EME Entity,  pending or, to Seller's Knowledge,  threatened which may interfere with the business  activities of EME or Paks.  Except as set forth in Section 3.17 of the Disclosure  Schedule,  to Seller's  Knowledge,  all
sums due for employee compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of EME and Paks have been duly and adequately accrued on the accounting  records,  in accordance with GAAP and the German Accounting Standards, of EME and Paks.

            3.18.  Brokers and Finders.  None of Seller, SL Industries,  any EME
Entity nor any of their  respective  Representatives  has employed any broker or finder or incurred any liability  for any  investment  banking  fees,  brokerage
fees,   commissions  or  finders'  fees  in  connection  with  the  transactions contemplated  by this  Agreement  other than Imperial  Capital LLC, the costs of which shall be paid by Seller.

            3.19.  Certain  Business  Practices.  Neither EME nor Paks,  nor any
director,  officer,  or, to Seller's Knowledge,  any agent or employee of EME or
Paks has (a) used any funds for unlawful contributions,  gifts, entertainment or other unlawful  expenses relating to political  activity,  (b) made any unlawful payment to foreign or domestic  government  officials or employees or to foreign or  domestic  political  parties  or  campaigns  or (c) made any other  unlawful payment.

            3.20. Change in Control.  Except as set forth in Section 3.20 of the
Disclosure Schedule, none of the EME Entities is a party to any Contract related to  employment  or  consulting  services  that  contains a "change in  control,"
"potential  change in control" or similar  provision,  which, as a result of the consummation of the transactions contemplated in the Transaction Documents would
(either  alone or upon the  occurrence  of any  additional  acts or events)  (a)
result in any payment (whether of severance pay or otherwise)  becoming due from
EME or Paks to any Person,  (b) result in the  acceleration  of any  obligations under  such  Contract  payable  by or  otherwise  binding  on EME or Paks or (c)
reasonably be expected to prevent or delay the Closing.

            3.21.  Inventory.  Except (a) for Inventory (as defined below) which has been adequately  reserved for in the balance sheet of the Interim  Financial
Statements, (b) for Inventory that is obsolete and the cumulative effect of such obsolescence  would not have a Material  Adverse Effect,  or (c) as disclosed in
Section 3.21 of the  Disclosure  Schedule,  the  Inventory of each EME Entity is usable and salable in the ordinary  course of  business,  is of  consistent  and merchantable  quality and  quantity,  is fit for its  intended  purposes and not subject  to any  write  down or write off in  accordance  with GAAP and has been

                                       20

produced in accordance with all applicable Laws. As used in this Agreement,  the term  "Inventory"  shall mean all items which are included in the term Inventory on the Financial Statements, under GAAP, including, without limitation, finished
products,  samples,   work-in-process,   raw  materials,  labels  and  packaging
materials  that are used in, or held for use in, the  operations of the business of EME and Paks.

            3.22.  Relationship  with  Suppliers.  In the three (3) month period prior  to the  date  hereof,  there  has not been  any  change  in the  business relationship  between  EME or Paks  and any of their  top  current  twenty  (20)
suppliers that could have a Material Adverse Effect,  and to Seller's  Knowledge there is no reason to believe that there will be any change in such relationship in the future that could have a Material Adverse Effect, outside of the ordinary course  of  business  or  in  a  manner  inconsistent  with  precedent  business practices,  as a result of the consummation of the transactions  contemplated in the Transaction Documents.

            3.23.  Relationship  with Customers.  Except as set forth in Section
3.23 of the Disclosure Schedule, in the three (3) month period prior to the date hereof, there has not been any change in the purchasing relationship between EME or Paks and any of their  current  top twenty (20)  customers  that could have a
Material Adverse Effect, and to Seller's Knowledge there is no reason to believe that there will be any change in such relationship in the future that could have a Material  Adverse  Effect,  outside of the ordinary course of business or in a manner  inconsistent  with  precedent  business  practices,  as a result  of the consummation of the transactions contemplated in the Transaction Documents.

            3.24. Accounts  Receivable.  The Accounts Receivable (as hereinafter defined)  of EME and  Paks  have  arisen  solely  out of  bona  fide  sales  and deliveries of goods,  performance of services or other business  transactions in the ordinary course of business  consistent  with past practice.  The allowances for collection losses associated with such Accounts Receivable reflected in such balance  sheet  have been  determined  in  accordance  with  GAAP and  Hungarian
Accounting Standards consistent with past practice. Except as is consistent with past practice,  there are no discounts,  trade  promotions or similar  marketing arrangements  that  affect  the  collectibility  or value  of any such  Accounts
Receivable. As used in this Agreement, the term "Accounts Receivable" shall mean all of the trade notes or accounts  receivable  arising out of Inventory sold or shipped or services performed that are set forth in the accounts receivable line of the  Interim  Financial  Statements  or  arising  in the  ordinary  course of business thereafter.

            3.25.  Affiliate  Relationships.  Section  3.25  of  the  Disclosure
Schedule sets forth a complete and accurate list of all Contracts  involving any of  Seller,  SL  Industries  or any EME  Entity  in which  any of  Seller's,  SL
Industries' or such EME Entity's officers, directors, shareholders or Affiliates have a direct or indirect  financial  interest,  including  indebtedness owed to
Seller,  SL Industries by EME or Paks or any EME Entity and indebtedness owed by
Seller, SL Industries or any EME Entity to EME or Paks.

            3.26.  Disclosure.  None of this  Agreement,  the other  Transaction
Documents,  the Financial Statements,  any Schedule or Exhibit hereto or thereto or,  to  Seller's  Knowledge,  any  certificate,  document  or  other  statement delivered to the Purchaser,  DCX-Chol,  Chol  Enterprises or their Affiliates by any of SL Industries, the EME Entities or their officers,  directors,  employees

                                       21

or agents,  including,  but not limited to Imperial Capital,  in connection with the transactions  contemplated in the Transaction  Documents,  taken as a whole, contains  any untrue  statement  of a material  fact or omits any  statement  of material fact necessary to make the statements contained in this Agreement,  the other Transaction Documents,  the Financial Statements,  any Schedule or Exhibit
hereto or thereto or any certificate  document or other  statement  delivered to the  Purchaser  by any of SL  Industries,  the EME  Entities or their  officers, directors,  employees or agents, including, but not limited to Imperial Capital, in connection with the transactions  contemplated in the Transaction  Documents, taken as a whole, not misleading.

                                   ARTICLE IV
   REPRESENTATIONS AND WARRANTIES OF Purchaser, DCX-CHOL and chol enterprises

            The Purchaser,  DCX-Chol and Chol Enterprises  jointly and severally represent and warrant to Seller and SL Industries as follows:

            4.1. Corporate  Organization;  Etc. Each of Purchaser,  DCX-Chol and
Chol Enterprises is a corporation  duly organized,  validly existing and in good standing under the laws of the  jurisdiction  of its  incorporation  and has all requisite  corporate  power and  authority  to conduct its business as it is now being  conducted  and to own,  lease and operate its property and assets  except where the failure to be so  organized,  existing and in good standing or to have such power or authority would not, in the aggregate, either (i) have a Purchaser
Material  Adverse Effect or (ii) impair,  hinder or adversely affect the ability of Purchaser,  DCX-Chol or Chol  Enterprises  to perform any of its  obligations under the Transaction  Documents or to consummate the transactions  contemplated hereby or thereby.

            4.2.  Authority  Relative  to the  Transaction  Documents.  Each  of
Purchaser,  DCX-Chol and Chol Enterprises has all requisite  corporate authority and power to  execute  and  deliver  this  Agreement  and the other  Transaction
Documents  to  which  they  are a  party  and  to  consummate  the  transactions contemplated  hereby and thereby.  The execution and delivery of this  Agreement and the  other  Transaction  Documents  to  which  Purchaser,  DCX-Chol  or Chol
Enterprises is a party and the  consummation  of the  transactions  contemplated hereby  and  thereby  have  been duly and  validly  authorized  by all  required corporate action on the part of Purchaser,  DCX-Chol and Chol Enterprises and no other  corporate  proceedings  on  the  part  of  Purchaser,  DCX-Chol  or  Chol
Enterprises  are  necessary  to  authorize  such  Transaction  Documents  or  to consummate the  transactions  contemplated  hereby and thereby.  The Transaction
Documents to which each of Purchaser,  DCX-Chol and Chol  Enterprises is a party have been duly and validly  executed and  delivered by  Purchaser,  DCX-Chol and
Chol  Enterprises  and,  assuming  the  Transaction  Documents  have  been  duly authorized,  executed  and  delivered  by  Seller,  SL  Industries  and  the EME
Entities, as the case may be, the Transaction Documents constitute the valid and binding  agreement of Purchaser,  DCX-Chol and Chol  Enterprises,  respectively, enforceable against Purchaser,  DCX-Chol and Chol Enterprises in accordance with
their  terms,   except  as  limited  by   applicable   bankruptcy,   insolvency,
reorganization,  moratorium  or other  similar  laws now or  hereafter in effect relating to or affecting  creditors' rights  generally,  including the effect of statutory  and other laws  regarding  fraudulent  conveyances  and  preferential transfers and subject to the limitations imposed by general equitable principles
(regardless  whether such enforceability is considered in a proceeding at law or in equity).

                                       22

            4.3.  Brokers  and  Finders.  None of  Purchaser,  DCX-Chol  or Chol
Enterprises or any of their  Representatives has employed any investment banker, broker or finder or incurred any  liability  for any  investment  banking  fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

            4.4. Investment Intent.

               (a)  Purchaser  is  acquiring  the  Purchased  Shares for its own account and not for distribution (other than for potential  subsequent transfers
to  Purchaser's  Affiliates,   including  DCX-Chol  and  Chol  Enterprises)  and
acknowledges  that it must bear the economic risk of the  investment in the such portion  of the  Purchased  Shares  for  an  indefinite  period  of  time  under applicable  securities  laws and  regulations.  The  Purchaser  agrees  that the
Purchased  Shares acquired by it pursuant to this Agreement will not be offered, sold,  transferred,  assigned or otherwise  disposed of without  compliance with applicable securities laws and regulations. The Purchaser has such knowledge and experience  in financial  and business  matters that it is capable of evaluating the merits and risks of acquiring its portion of the Purchased  Shares  pursuant to this  Agreement and the other  Transaction  Documents;  and Purchaser has the financial  ability to bear the  economic  risks of  acquiring  and  holding  the
Purchased  Shares to be acquired by  Purchaser  pursuant to this  Agreement  for investment.

               (b) Purchaser  understands  that the  Purchased  Shares are being offered and sold to it in reliance on specific  exemptions from the registration requirements of United States federal and state  securities laws and that Seller and SL  Industries  are  relying  in part upon the truth and  accuracy  of,  and
Purchaser's  compliance  with,  the  representations,   warranties,  agreements,
acknowledgments  and  understandings of Purchaser set forth in this Agreement in order to determine the  availability  of such  exemptions and the eligibility of
Purchaser to acquire the Purchased Shares.

            4.5. German Control of Concentrations. The annual worldwide sales of
Purchaser,  including the worldwide sales of all  undertakings  controlled by or controlling (whether alone or jointly together with other enterprises) Purchaser
within  the  sense  of  section  17  of  the  German   Stock   Corporation   Act
(Aktiengesetz, or "AktG") as well as the sales of all companies belonging to the same group as Purchaser  within the sense of section 18 AktG,  together with the worldwide  sales of EME which,  in the  fiscal  year ended  December  31,  2002, amounted to approximately 28,600,000 Euros, did not exceed, in the last business year, the amount of 500,000,000 Euros.

                                   ARTICLE V
                                    COVENANTS

            5.1.  Commercial  Register.  Purchaser hereby agrees that, within 30 days of the Closing  Date,  Purchaser  shall notify the  Commercial  Register in
Ingolstadt, Germany that a share transfer has occurred.

            5.2.  Profit and Loss Agreement.  The Parties  undertake to take all actions  necessary to terminate the Profit and Loss Agreement  effective January
1, 2003 0.00 hrs or any other date as soon as legally possible thereafter and to insure that any notification to the Commercial Register required in such context shall be carried out with no undue delay. Furthermore,  the Parties shall ensure

                                       23

that, in the event the termination  should not be legally possible as of January
1, 2003 0.00 hrs,  there  shall be no  obligations  to  transfer  any profits or absorb any  losses,  as the case may be, for the period  from  January 1 and the point in time when the  termination  of the  Profit and Loss  Agreement  becomes effective, and to indemnify each other against such transfer or absorption.

            5.3.  Insurance.  Seller and SL Industries will not cancel Insurance
Policies  in the name of and for the  benefit of EME and Paks after the  Closing
Date,  other than Insurance  Policies which are maintained other than at the EME and/or  Paks  level,  in which EME and Paks  shall no longer  have an  insurable interest, which Insurance Policies are, to Seller's Knowledge, listed on Section
3.15(b) of the Disclosure Schedule.

            5.4. Filings.  Promptly after the execution of this Agreement,  each of the Parties shall prepare and make or cause to be made any required  filings, submissions,  disclosures  and  notifications  under the laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate or as a  result  of the  transactions  contemplated  hereby  and  in  the  other
Transaction Documents and will use its reasonable best efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent  with  applicable  law. Each of the Parties will furnish to the other
Parties such  necessary  information  and  reasonable  assistance  as such other
Parties may reasonably  request in connection  with the foregoing.  In the event that a Party is  required  to  disclose  confidential  information  of the other
Parties hereto in any such filings, submissions,  disclosures and notifications, such  disclosing  Party shall notify the affected Party and provide the affected
Party a reasonable period to review and comment on such disclosures in advance.

            5.5.  Further  Assurances.   Upon  the  terms  and  subject  to  the
conditions  herein provided,  each of the Parties agrees to use its best efforts to take or cause  to be  taken  all  action,  to do or cause to be done,  and to assist  and  cooperate  with the  other  Parties  hereto in  doing,  all  things necessary,  proper  or  advisable  under  applicable  laws  and  regulations  to consummate and make effective,  in the most expeditious manner practicable,  the transactions contemplated by this Agreement,  including, but not limited to, the execution and delivery of such instruments, and the taking of such other actions as the other  Parties  hereto may  reasonably  require in order to carry out the intent of this Agreement.

            5.6. Tax Covenants.

               (a) Cooperation on Tax and Audit Matters.  The Purchaser,  on the
one hand,  and Seller and SL  Industries,  on the other  hand,  shall  cooperate fully,  as and to the  extent  reasonably  requested  by  the  other  Party,  in connection  with the filing of Tax  Returns and any audit,  litigation  or other proceeding  with respect to Taxes of EME or Paks or audit of the 2002  financial statement of EME.  Such  cooperation  shall  include the retention and (upon the other  Party's  request)  the  provision  of records and  information  which are reasonably  relevant  to any such audit,  litigation,  or other  proceeding  and making employees  available on a mutually convenient basis to provide additional information and explanation of any material  provided  hereunder.  The Purchaser agrees,  and will cause EME and Paks,  and Seller and SL Industries  agree,  and will cause KGH and SL  Delaware,  (i) (A) to retain all books and  records  with respect  to Tax and  audit  matters  pertinent  to EME or Paks  relating  to any taxable  period  beginning  before the Closing Date until the  expiration of the

                                       24

applicable statute of limitations (and any extensions thereof) of the respective taxable periods,  and to abide by all record retention  agreements  entered into with any taxing authority and to retain financial  records relating to the audit of all  periods  through  the  Closing  Date,  and (B) to give the  other  Party reasonable  written notice prior to  transferring,  destroying or discarding any such books and records and, if the other Party so  requests,  to allow the other
Party to take  possession  of such books and records.  Seller and SL  Industries will provide  Purchaser and will cause KGH and SL Delaware to provide  Purchaser within  sixty (60) days after the Closing (i) Forms 5471 for EME and Paks,  (ii)
complete  trial  balances  as of and for the year ending  December  31, 2002 and
(iii) an  existing  appraisal  containing  a detailed  fixed  asset  listing and architectural drawing for the sites and buildings used by EME or Paks.

               (b)  Responsibility  for Filing 2002 Tax  Returns.  Seller and SL
Industries,  with the cooperation of EME and Paks,  shall prepare or cause to be prepared  all Tax  Returns  for or in which  EME and Paks are  included  for the period ended  December 31, 2002 and shall pay any and all Taxes that are payable in respect of the period ended  December 31, 2002 (the "Final  Period  Returns")
and in respect of the payments and writeoffs set forth on Section  3.2(b) of the
Disclosure  Schedule.  Purchaser  shall  file or cause to be filed all the Final
Period  Returns for EME and Paks.  The Final Period Returns shall be prepared in accordance  with  applicable  Law. No position will be taken on the Final Period
Returns,  except to the extent  required by applicable law, that would adversely affect  EME or Paks  after the  Closing.  SL  Industries  shall  deliver  to the
Purchaser a copy of each Final Period Return, together with any schedules,  work papers and other documentation that are relevant to their preparation, not later than  thirty  (30)  days  prior to the due date for  such  Final  Period  Return
(including  applicable  extensions) (the "Due Date").  The Purchaser may provide comments,  including  but not limited to  requested  revisions,  to the proposed
Final Period Return,  which comments shall be delivered to SL Industries  within ten (10) days after the  Purchaser's  receipt of the copy of such proposed Final
Period  Returns.  The Seller and SL Industries  shall consider in good faith any such  comments to such Final Period  Return as are  reasonably  requested by the
Purchaser.  Purchaser  shall file the Final Period Returns on the earlier of (i)
the provision to SL Industries by Purchaser of written notice from the Purchaser indicating the  Purchaser's  consent to such filing or (ii) one (1) day prior to the Due Date.

               (c) Tax Refunds.  Upon receipt of the Tax Refund,  the  Purchaser shall, within five (5) days of receipt thereof, pay over (or cause to paid over)
to the Seller the Tax Refund,  together  with any notices  from the  appropriate taxing authorities  regarding such Tax Refund.  Additionally,  no later than the earlier of (i) three days prior to the due date or (ii)  September 30, 2003, the
Purchaser  shall pay to the Seller the EME  Additional  Tax  Payment.  Any other refund of Taxes  received by EME or Paks after the Closing  that  relates to any
Tax period or portions thereof ending on or before the Closing Date and that are not accrued for on the Interim Financial  Statements shall be for the account of and shall be paid to Seller within five (5) days following receipt.

               (d)  Affiliated  Loans.  Any  loan  payable  by EME or Paks to SL
Industries, Seller, or any Affiliate thereof will be forgiven and contributed to the  capital  of EME or Paks,  as the case may be, by the  lender.  Prior to the
Closing,  any loans  payable  to EME or Paks by SL  Industries,  Seller,  or any
Affiliate thereof, will be forgiven by EME or Paks, as the case may be.

                                       25

               (e) Defense. In the event Purchaser,  EME or Paks shall receive a written claim for taxes ("Claim") from any jurisdiction for any period ending on or  before  December  31,  2002 with  respect  to EME or Paks,  Purchaser  shall promptly send a copy thereof to SL Industries.  SL Industries  shall at its sole cost then have the right to contest the Claim and SL  Industries  shall have the right to select the attorneys  and other persons  necessary to represent EME and
Paks  ("Seller's  Representatives")  in contesting  the Claim.  Purchaser  shall cooperate, and shall cause EME and Paks to cooperate,  with SL Industries as may be  reasonably  requested  by SL  Industries  in  contesting  the  Claim.  If SL
Industries receives the Claim directly,  then SL Industries shall have the right to contest the Claim under the above  procedures and Purchaser  will  cooperate, and shall cause EME and Paks to cooperate, with SL Industries as provided above.

            5.7. Non-Competition. Each of Seller and SL Industries will not, for
two  (2)  years  from  the  Closing  Date,   directly  or   indirectly   through
subsidiaries,  as an owner,  partner,  shareholder,  joint  venturer,  corporate
officer,  director,  employee,  manager,   consultant,   principal,  trustee  or
licensor, or an other capacity whatsoever of or for any Person:

                 (a)      solicit,  divert or take away,  or attempt to solicit,
                          divert or take away,  the business or patronage of any
                          of the clients, customers or suppliers of EME of Paks;
                          or

                 (b)      lend or allow its name or  reputation to be used by or
                          otherwise allow its skill,  knowledge or experience to
                          be  used  by  any  Person  that   competes   with  the
                          businesses of EME or Paks in the German, Hungarian and
                          European  market  as such  businesses  exist as of the
                          Closing Date, except for the business of SL Montevideo
                          Technology, Inc., together with its subsidiaries.

Upon the sale of SL  Industries  or any of its  subsidiaries,  the  restrictions contained in this Section 5.7 shall  terminate with respect to the operations of such division or subsidiary being sold.

            5.8 Confidentiality.

               (a) Each of Seller,  SL Industries,  and their Affiliates has had access to, and there has been disclosed to each of Seller,  SL  Industries,  and their Affiliates,  information of a confidential  nature that has great value to
EME and Paks and constitutes a substantial basis upon which the value of EME and
Paks is  predicated.  Such  information  includes  trade  secrets,  customer  or
supplier  lists,  pricing  information,   marketing  arrangements,   strategies,
business plans,  internal  performance  statistics,  training manuals, and other
information   concerning  EME  or  Paks  that  is  competitively   sensitive  or
confidential (the "Confidential Information").

               (b) Each of Seller  and SL  Industries  will not,  and will cause their  respective  Affiliates  to  not,  (i)  use or  divulge  any  Confidential
Information,  except:  (A) to  EME's  or  Paks'  personnel;  (B)  to the  extent disclosure may be required by Law; or (C) if such  information  becomes lawfully obtainable from other sources who were not under a duty of  confidentiality  and

                                       26

(ii) use or  permit  to be used  any  Confidential  Information  for the gain or benefit of any Person  other than the  Purchaser  or for his or its own personal gain or benefit.

            5.9  Reasonableness  of  Restrictions  and   Enforceability.   Given
Seller's  and SL  Industries'  position  as a direct  or  indirect  shareholder, partner or owner of EME and Paks and Seller's and SL Industries' strong business ties that are  significant to the growth of the businesses of EME and Paks, each of Seller and SL Industries acknowledges that the restrictions in this Agreement are  reasonable  both  individually  and in the aggregate and that the duration, geographic  scope,  extent and application of each of such  restrictions  are no greater  than is  necessary  for the  protection  of EME's and Paks'  legitimate business  interests,  which include but are not limited to EME's and Pak's trade secrets and other valuable  confidential  business  information  acquired by the
Purchaser, its substantial  relationships with prospective or existing customers and suppliers, and the goodwill associated with the businesses of EME and Paks.

            5.10 Termination of Profit and Loss Agreement.  Purchaser,  DCX-Chol
and Chol  Enterprises  agree that, in the event a trade  creditor  makes a claim against KGH arising  from  termination  of the Profit and Loss  Agreement,  they shall  indemnify KGH from such liability to the extent such liability was stated
on the Interim Financial  Statements or arise in the ordinary course of business thereafter.

            5.11 Severable  Covenants.  The Parties intend that the covenants in
Section  5.7 will be  construed  as a series  of  separate  covenants.  All such separate covenants will be deemed identical.  The Parties desire and intend that this Agreement be enforced to the fullest extent  permissible under the Laws and public policies applied in each  jurisdiction in which enforcement is sought. If any  particular  provision  of Sections  5.7, 5.8 and 5.9 is  adjudicated  to be invalid or unenforceable, (a) each of the Parties agrees that if such provisions would be valid or  enforceable if some part or parts of them were deleted or the period or area of application  reduced,  the applicable  restriction  will apply with the modifications necessary to make it valid and enforceable,  and (b) such adjudication  will apply only with respect to the operation of this Agreement in the  particular  jurisdiction  in  which  the  adjudication  is  made,  and  the unenforceable  covenant  will be  eliminated  from this  Agreement to the extent necessary to permit the remaining separate covenants (or portions of them) to be enforced.

                                   ARTICLE VI

            [Intentionally left blank]

                                  ARTICLE VII

            [Intentionally left blank]

                                       27

                                  ARTICLE VIII
                                 INDEMNIFICATION

            8.1. [Intentionally left blank]

            8.2. [Intentionally left blank]

            8.3. Indemnification.

               (a)  Indemnification  by SL Industries and Seller.  Regardless of
any  pre-Closing   investigations,   examinations  or  prior  knowledge  of  the
Purchaser,  DCX-Chol, Chol Enterprises or their Affiliates or Representatives or due diligence  conducted by the Purchaser,  DCX-Chol,  Chol Enterprises or their
Affiliates or their Representatives or disclosure by SL Industries,  Seller, the
EME Entities or their Affiliates or  Representatives,  SL Industries and Seller,
(together,  the "Seller  Indemnifying  Parties")  jointly and  severally,  shall indemnify  and hold  harmless  the  Purchaser,  DXC-Chol  and their  Affiliates, together with their  respective  transferees,  directors,  officers,  employees, managers,  agents and advisors  (the  "Purchaser  Indemnified  Parties"),  from, against and with  respect to any and all demands,  claims,  actions or causes of action, assessments,  liabilities, losses, costs, damages, penalties, charges or expenses,  including  without  limitation  interest,  penalties  and  reasonable
counsel  and  accountants'  fees,   disbursements  and  expenses  (collectively,
"Purchaser Losses") arising out of, or related to:

                    (i) any breach of any representation,  warranty, covenant or agreement  (or in the case of claims made by third  parties,  any claim or allegation that if true would constitute a breach of any representation,  warranty,  covenant  or  agreement)  made  by SL
               Industries or Seller in this Agreement,  including the Disclosure
               Schedule and Exhibits  hereto or any other  document or agreement delivered  by  or  on  behalf  of  SL  Industries  or  Seller  in connection therewith; and

                    (ii) without  limiting the preceding  clause (i), any claims arising  out  or  in  connection  with  the  potential  liability relating  to  any  items  listed  in  Section  8.3(a)(ii)  of the
               Disclosure Schedule.

               (b) Indemnification by Purchaser,  DCX-Chol and Chol Enterprises.
The  Purchaser,   DCX-Chol  and  Chol  Enterprises  (together,   the  "Purchaser
Indemnifying  Parties") shall jointly and severally  indemnify,  defend and hold harmless Seller, SL Industries, SL Delaware, KGH and their Affiliates,  together with their respective directors, officers, employees, managers, representatives, transferees,  agents and advisors ("Seller  Indemnified  Parties") from, against and with  respect to any and all demands,  claims,  actions or causes of action,
assessments,   liabilities,   losses,  costs,  damages,  penalties,  charges  or
expenses,  including  without  limitation  interest,  penalties  and  reasonable counsel and accountants' fees, disbursements and expenses (collectively, "Seller
Losses")  arising  out of,  or  related  to any  breach  of any  representation, warranty, covenant or agreement (or in the case of claims made by third parties, any  claim  or  allegation  that  if  true  would  constitute  a  breach  of any representation, warranty, covenant or agreement) made by Purchaser, DCX-Chol and
Chol Enterprises in this Agreement, including the Schedules and Exhibits hereto, if any,  or any  other  document  or  agreement  delivered  by or on  behalf  of
Purchaser, DCX-Chol and Chol Enterprises in connection therewith.

                                       28

               (c) Length of Indemnity  Obligation of Seller and SL  Industries.
The right of the  Purchaser  Indemnified  Parties to make a claim for  indemnity under  Section  8.3(a)  will  survive  the  Closing and remain in full force and effect thereafter until the eighteen (18) month anniversary of the Closing Date,
except  that  any  claim  for   indemnity   arising  in   connection   with  the
representations and warranties  contained in (i) Sections 3.2, 3.3, and 3.12 and the  indemnity  provided  in  Section  8.3(a)(ii)  and in  connection  with  the covenants  contained in Section 5.6 shall survive the Closing and remain in full force and  effect  thereafter  until 30 days  following  the  expiration  of the applicable statutes of limitations (including any extensions),  and (ii) Section
3.16  shall  survive  the  Closing  in  the  cases  of  claims  relating  (x) to
Purchaser's  Environmental  Losses  until the four (4) year  anniversary  of the
Closing Date, and (y) Prior Environmental Losses under the applicable statute of limitation under the 1998 Contract;  provided,  however,  that with respect to a claim of actual fraud, each of the  representations and warranties shall survive until the applicable statutes of limitations for actual fraud have expired.

               (d) Length of Indemnity Obligation of Purchaser. The right of the
Seller  Indemnified  Parties to make a claim for indemnity  under Section 8.3(b)
will  survive the Closing and remain in full force and effect  thereafter  until the eighteen (18) month anniversary of the Closing Date; provided, however, that with  respect  to a claim  of  actual  fraud,  each of the  representations  and warranties shall survive until the applicable statutes of limitations for actual fraud have expired.

               (e) Indemnification Procedures.

                    (i) Any claim for  recovery or  indemnification  pursuant to
            Section  8.3(a) or 8.3(b) will be made promptly  after  discovery of the  circumstances  underlying  such  claim in a  written  statement signed by the Party seeking such recovery or indemnification,  which will specify in reasonable  detail each individual item of Purchaser
            Loss or  Seller  Loss,  as the case may be,  suffered  by the  Party
            seeking  recovery  or  indemnification   and  the  estimated  amount
            thereof,  the date such item was claimed or the facts giving rise to such claim were discovered,  the basis for any alleged liability and the  nature  of the  breach  or  claim to which  each  such  item is related.

                    (ii) The Party seeking  indemnification  for any third party claim  will give the  indemnifying  party(s)  prompt  notice of such third  party  claim  which  might  give  rise  to  liability  of the
            indemnifying   party(s)  for  indemnification   hereunder.   If  the
            indemnifying  party(s)  contest any third party claim,  it will have
            the  option  to  defend   (retaining   counsel   acceptable  to  the
            indemnified  party,  which  acceptance  shall  not  be  unreasonably withheld or delayed),  at the indemnifying party's expense, any such matter,  provided that the indemnified party will have the right, at its own cost and  expense,  to  participate  in the  defense of such claim. However,  notwithstanding the preceding sentence,  (a) if the indemnifying  party  elects not to defend  the claim,  or (b) if the claim has been brought or asserted against the indemnifying party(s)
            as  well  as  the  indemnified  party  and  such  indemnified  party reasonably  concludes that there may be one or more factual or legal defenses  available to it that are in conflict with those  available to the indemnifying party(s) and the indemnifying party is unwilling to raise  such  defenses,  then the  indemnified  party may elect to

                                       29

            conduct its defense on its own behalf,  in which case the reasonable fees and expenses of the indemnified  party's counsel will be at the expense  of the  indemnifying  party(s).  In the latter  event,  the indemnified party may settle such claim, after giving notice of such proposed  settlement to the indemnifying party, on such terms as the indemnified party may reasonably deem appropriate and no such action taken by the  indemnified  party in defending or settling such claim will release the  indemnifying  party of any  obligation  hereunder.
            Except under the circumstances  described in the preceding sentence, the indemnified  party will not enter into any settlement  agreement
            without  the   indemnifying   party's  consent  which  will  not  be
            unreasonably  withheld or delayed.  The  indemnifying  party(s) will not,  without the prior  written  consent of the  indemnified  party
            (which will not be unreasonably withheld), enter into any settlement of a  claim,  if  pursuant  to or as a  result  of such  settlement, injunctive  or other  equitable  relief will be imposed  against the
            indemnified   party  or  if  such   settlement  does  not  expressly
            unconditionally  release the indemnified  party from all liabilities or  obligations  with  respect to such claim,  with  prejudice.  The indemnified party and the indemnifying  party(s) will cooperate with the each other in the defense, compromise or settlement of any claim for which indemnification is sought.

               (f) Limitation on Indemnification Obligation.

                    (i) Seller, SL Industries,  SL Delaware and KGH shall not be liable, and the Purchaser  Indemnified  Parties agree not to enforce any claim for indemnification until the aggregate amount of all such claims  exceeds  $100,000  (the  "Purchaser  Threshold");  provided, however,  that  once the  amount  of claims  exceeds  the  Purchaser
            Threshold,  the Purchaser  Indemnified  Parties shall be entitled to recover the entire amount from all claims in excess of $100,000. The
            Purchaser,  DCX-Chol and Chol Enterprises  shall not be liable,  and the Seller  Indemnified  Parties  agree not to enforce any claim for indemnification  until  the  aggregate  amount  of all  such  claims exceeds $100,000 (the "Seller Threshold");  provided,  however, that once the amount of claims exceeds the Seller  Threshold,  the Seller
            Indemnified  Parties  shall be entitled to recover the entire amount from all claims in excess of $100,000.  Notwithstanding  anything to the contrary  contained herein,  all claims for indemnity for claims arising  in  connection  with  the  representations  and  warranties contained in Sections 3.2, 3.3, 3.12 and 3.16 and in connection with the  covenants  contained in Section 5.6 shall not be subject to the
            Purchaser  Threshold or the Seller Threshold,  and the party seeking indemnity  shall be entitled  to recover  the entire  amount for all such  claims,  except  that,  to the extent the claim for  indemnity under Section 3.16 relates to Prior Environmental Losses, the Seller and SL  Industries  shall have no liability of any kind for any such claim, and Seller's and SL Industries' sole responsibility  shall be to, in good faith, using  commercially  reasonable  efforts,  and at their sole cost,  seek to recover from Datron for such claim, to the extent  permitted under the 1998 Agreement,  and to remit such funds
            (net of reimbursed costs from Datron) to Purchaser upon receipt. The total  liability  for  Purchaser  Losses by Seller or SL  Industries
            shall not exceed $5,000,000 in the aggregate;  provided,  that there

                                       30

            shall be no limit in  respect  of  Purchaser  Losses  and  Purchaser
            Environmental  Losses arising in connection with the representations and warranties contained in Sections 3.2, 3.3, 3.12 and 3.16 and the indemnity  provided under Section  8.3(a)(ii) and in connection with the  covenants  contained in Section 5.6.  The total  liability  for
            Seller Losses by Purchaser,  DCX-Chol and Chol Industries  shall not exceed $5,000,000 in the aggregate.

                    (ii) Each party  hereto  shall use  commercially  reasonable efforts to recover  Purchaser  Losses or Seller Losses,  as the case may be ("Damages") under all applicable  insurance policies and from all third parties prior to seeking recovery pursuant to this Article
            8 and the amount of any Damages for which a party may be indemnified under Article 8 shall be reduced by any such  recovery.  If a Seller
            Indemnified Party or a Purchaser  Indemnified Party, as the case may
            be,  recovers   insurance  proceeds  after  recovering  any  Damages
            pursuant to this Article 8, then such party shall  promptly remit to the  Seller  Indemnifying  Parties  or  the  Purchaser  Indemnifying
            Parties,  as the case may be (the  "Indemnifying  Party")  that paid such indemnification hereunder the amount of such insurance proceeds to the extent the insurance  proceeds  together with the amount paid by the  Indemnifying  Party  exceeds the amount of the Damages up to the amount of the  indemnification  for Damages that was paid by the
            Indemnifying Party hereunder.

               (g) Purchaser's Right of Offset.  Notwithstanding anything to the contrary  contained in this Agreement or the other  Transaction  Documents,  the
Purchaser,  DCX-Chol  and Chol  Enterprises  shall  have the right to offset any
Purchaser Losses arising in connection with the  representations  and warranties set forth in Section  3.12  against any amounts  payable  under the terms of the
Unsecured  Note.  Purchaser  shall provide written notice to Seller at least two
(2) days prior to the date of such offset  (the  "Notice of  Offset").  Under no circumstances shall any amounts,  including without limitation Purchaser Losses, be offset against any amounts payable under the terms of the Secured Note.

                                   ARTICLE IX
                                  MISCELLANEOUS

            9.1.  Amendment and  Modifications.  This  Agreement may be amended, modified or  supplemented  at any time by the  Parties.  This  Agreement  may be amended only by an instrument in writing signed on behalf of all Parties.

            9.2.  Extension;  Waiver.  At any  time  prior to the  Closing,  the
Parties  entitled to the benefits of the  respective  term or provision  may (i)
extend the time for the  performance of any of the  obligations or other acts of the other  Parties,  (ii)  waive any  inaccuracies  in the  representations  and warranties contained herein or in any document, certificate or writing delivered pursuant  hereto  or  (iii)  waive  compliance  with any  obligation,  covenant, agreement or condition contained herein in order to effectuate the Closing.  Any agreement  on the part of any Party to any such  extension  or  waiver  shall be valid  only if set forth in an  instrument  in  writing  signed on behalf of the
Parties  entitled to the benefits of such  extended or waived term or provision, and no such extension or waiver shall be deemed to be a waiver or release of any

                                       31

losses or damages (including Purchaser  Indemnified Losses or Seller Indemnified
Losses)  that the  extending  or  waiving  Party  may  incur as a result  of any underlying  breach or failure that was extended or waived in order to effectuate the Closing.  No failure or delay by any Party in exercising any right, power or privilege  hereunder  shall operate as a waiver  thereof nor shall any single or partial  exercise  thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided  shall be  cumulative  and not  exclusive  of any  rights  or  remedies provided by Law.

            9.3.  Entire  Agreement;  Assignment.  This  Agreement and the other
Transaction  Documents (a)  constitute the entire  agreements  among the Parties with respect to the subject  matter hereof and thereof and  supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with  respect  to the  subject  matter  hereof  and (b) shall not be assigned  by  operation  of law or  otherwise.  Notwithstanding  the  foregoing,
Purchaser,  DCX-Chol  and Chol  Enterprises  may assign  their rights under this
Agreement to an Affiliate or Affiliates  after the Closing in connection  with a transfer of the Purchased Shares to such Affiliate or Affiliates,  in which case the representations, warranties, indemnities, covenants and other obligations of
Seller,  SL Industries,  SL Delaware and KGH hereunder and under the Transaction
Documents shall inure to the benefit of such Affiliate or Affiliates.

            9.4. Validity.  The invalidity or  unenforceability of any provision of this Agreement shall not affect the validity or  enforceability  of any other provision  of this  Agreement,  each of which  shall  remain  in full  force and effect.

            9.5.  Notices.  All  notices,  requests,  claims,  demands and other communications  hereunder  shall be in writing  and shall be deemed to have been duly given if delivered personally, sent by facsimile (which is confirmed during a Business  Day  between  the hours of 8:00 am and 6:00 pm),  one day  following being sent by overnight  courier or five days following being sent by registered or certified mail (postage prepaid,  return receipt requested) to the Parties at the following addresses:

                 If to the Purchaser, DCX-Chol or Chol Enterprises, to:

                 c/o DCX-Chol Enterprises, Inc.
                 12831 South Figueroa Street
                 Los Angeles, CA 90061
                 Attention: Neal Castleman
                 Facsimile: (310) 516-1693

                 With a copy to:

                 Silver & Freedman, APLC
                 2029 Century Park East, Suite 1900
                 Los Angeles, California 90067-3005
                 Attention: Perry Silver, Esq.
                 Facsimile: (310) 556-0832

                                       32

                 If to Seller, SL Industries, SL Delaware or KGH, to:

                 Seller
                 c/o SL Industries, Inc.
                 520 Fellowship Rd., Suite A114
                 Mt. Laurel, New Jersey 08054
                 Attention:  David Nuzzo
                 Facsimile: (856) 727-1683

                 With a copy to:

                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                 505 Park Avenue
                 New York, New York  10022
                 Attention:  Adam W. Finerman, Esq.
                 Facsimile:  (212) 755-1467

            or to such other  address as the Person to whom  notice is given may have previously furnished to the others in writing in the manner set forth above
(provided  that  notice of any change of address  shall be  effective  only upon receipt thereof).

            9.6.  Governing  Law.  This  Agreement  shall  be  governed  by  and construed in  accordance  with the laws of the State of Delaware,  regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, or, in the event that the court of competent jurisdiction does not apply the laws of the State of Delaware,  then this Agreement  shall be governed by and construed in accordance with the laws of the State of California.

            9.7. [Intentionally Left Blank]

            9.8. Jurisdiction;  Forum. (a) By the execution and delivery of this
Agreement,  the Parties hereto submit to the personal  jurisdiction of any state or federal court in the State of  California  in any suit or proceeding  arising out of or  relating  to this  Agreement,  except as  otherwise  provided  in the
Secured Note, the Unsecured Note and the Guaranty.

               (b) The Parties agree that the  appropriate  and exclusive  forum for any disputes between any of the Parties arising out of this Agreement or the transactions  contemplated  hereby shall be in any state or Federal court in the
State of California.  The Parties  further agree that the Parties will not bring suit  with  respect  to any  disputes  arising  out  of  this  Agreement  or the transactions  contemplated  hereby in any court or  jurisdiction  other than the above specified courts;  provided,  however,  that the foregoing shall not limit the  rights  of the  Parties  to  obtain  execution  of  judgment  in any  other jurisdiction.  The Parties further agree,  to the extent  permitted by law, that final and  unappealable  judgment  against a Party in any  action or  proceeding contemplated  above  shall  be  conclusive  and  may be  enforced  in any  other jurisdiction  within or outside  the United  States by suit on the  judgment,  a certified or exemplified copy of which shall be conclusive  evidence of the fact and amount of such judgment.

                                       33

            9.9.  Descriptive  Headings.  The  descriptive  headings  herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            9.10.  Counterparts.   This  Agreement  and  the  other  Transaction
Documents  may be executed in two or more  counterparts,  each of which shall be deemed to be an  original,  but all of which shall  constitute  one and the same agreement.

            9.11. Expenses. Whether or not the transactions contemplated by this
Agreement are consummated,  and except as otherwise  expressly set forth herein, all  legal  and  other  costs  and  expenses  incurred  in  connection  with the transactions contemplated by this Agreement shall be paid by the Party incurring such  expenses.  All  expenses  incurred  in  Germany  in  connection  with  the
Transaction Documents and the transactions  contemplated therein, such as notary fees,  sales,  use,  transfer,  real estate,  recording,  stamp and other taxes, duties or fees shall be paid  equally by  Purchaser  and  Seller.  Seller and SL
Industries  shall use their own funds and not the funds or properties of any EME
Entity to pay for any of expenses referred to in this Section 9.11.

            9.12. Parties in Interest.  This Agreement shall be binding upon and inure  solely to the  benefit of each Party and its  respective  successors  and assigns and, except as set forth in herein,  nothing in this Agreement,  express or implied,  is intended by or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this
Agreement.

            9.13.  Attorneys'  Fees. If any legal action or any  arbitration  or other  proceeding is brought  either for  enforcement  of this  Agreement or the other Transaction Documents, or because of an alleged dispute,  breach, default, or material  misrepresentation  in connection  with any of the provisions of the this Agreement or the other Transaction Documents, the prevailing party shall be entitled to recover reasonable  attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

            9.14.  Interpretation.  No  reference  in this  Agreement  to  "best efforts" or "all  reasonable  efforts"  shall require a Person  obligated to use such efforts to incur  unreasonable  out-of-pocket  expenses or indebtedness or, except as  expressly  provided  herein,  to institute  litigation  or to consent generally to service of process in any jurisdiction. All references to "dollars"
or "$" herein refer to United States  dollars.  All references in this Agreement to Exhibits, Schedules,  Articles, Sections,  subsections, or other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other  subdivisions of this Agreement unless expressly  provided  otherwise.
The words "this Agreement,"  "herein," "hereby,"  "hereunder," and "hereof," and words of  similar  import,  refer to this  Agreement  as a whole  and not to any particular  subdivision  unless expressly so limited.  The words "this Section,"
"this  subsection,"  and words of similar import,  refer only to the Sections or subsections  hereof in which  such words  occur.  The word  "including"  (in its various forms) means  "including  without  limitation"  and the word "or" is not exclusive. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words,  terms,  and titles  (including terms  defined  herein) in the  singular  form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.

                                       34

            IN WITNESS WHEREOF,  the Parties hereto have executed this Agreement as of the date first above written.

                                   PURCHASER:

                                   DCX-CHOL HOLDING GMBH

                                   By:______________________________
                                      Name:
                                      Title:

                                   DCX-CHOL:

                                   DCX-Chol Enterprises, Inc.

                                   By:______________________________
                                      Name:
                                      Title:

                                   CHOL ENTERPRISES

                                   Chol Enterprises, Inc.

                                   By:______________________________
                                      Name:
                                      Title:

                                   SELLER:

                                   SL INDUSTRIES VERTRIEB GMBH

                                   By:______________________________
                                      Name:
                                      Title:

                                   SL INDUSTRIES:

                                   SL INDUSTRIES, INC.

                                   By:______________________________
                                      Name:
                                      Title:

                                      S-1